Exhibit 99.1

Flexsteel Announces Third Quarter Results

DUBUQUE, Iowa--(BUSINESS WIRE)--April 20, 2015--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record third quarter and nine month net sales and net income.

Third Quarter Financial Highlights:

  Net sales increased 10.9% to $122.5 million.
  Adjusted net income increased 55.8% to $6.7 million.

Nine Month Financial Highlights:

  Net sales increased 5.5% to $345.6 million.
  Adjusted net income increased 26.0% to $16.5 million, or 4.8% of net sales, primarily driven by improved margin.

For additional information regarding adjusted net income and adjusted earnings per share (non-GAAP measures), please refer to the reconciliation and other information included in the attached schedules.

Net sales were $122.5 million for the quarter ended March 31, 2015, a 10.9% increase from the prior year quarter. For the nine months ended March 31, 2015, net sales were $345.6 million, an increase of 5.5%. The West coast port congestion, while improving, is still negatively impacting our performance.

The following table compares net sales for the quarters ended March 31, (in millions):

	2015	2014	$ Change	% Change
Residential	$103.9	$90.7	$13.2	14.6%
Commercial	18.6	19.8	(1.2)	(6.1)%
Total	$122.5	$110.5	$12.0	10.9%

The following table compares net sales for the nine months ended March 31, (in millions):

	2015	2014	$ Change	% Change
Residential	$290.2	$266.1	$24.1	9.1%
Commercial	55.4	61.3	(5.9)	(9.6)%
Total	$345.6	$327.4	$18.2	5.5%

Gross margin as a percent of net sales for the quarter ended March 31, 2015 was 24.2% compared to 22.7% for the prior year quarter. For the nine months ended March 31, 2015, gross margin as a percent of net sales was 23.8% compared to 22.8% for the prior period. The improvement in gross margin is primarily driven by declining inventory write downs.

Selling, general and administrative (SG&A) expenses for the current quarter were 15.3% of net sales compared to 16.7% of net sales in the prior year quarter. For the nine month period ended March 31, 2015, SG&A expenses were 16.4% of net sales compared to 16.8% of net sales in the prior period. The improvement in SG&A as a percentage of net sales reflects fixed cost leverage on higher sales volume.

Net income was $7.0 million or $0.90 per share compared to $4.4 million or $0.58 per share in the prior year quarter, an increase of 57.4%. Adjusted net income for the current quarter increased 55.8% to $6.7 million or $0.88 per share compared to $4.3 million or $0.56 per share in the prior year quarter. For the nine months ended March 31, 2015, net income was $16.5 million or $2.15 per share compared to $9.4 million or $1.24 per share in the prior year period, an increase of 76.5%. Adjusted net income for the nine months ended increased 26.0% to $16.5 million or $2.15 per share compared to $13.1 million or $1.74 per share in the prior year period.

Working capital (current assets less current liabilities) at March 31, 2015 was $126.1 million compared to $128.6 million at June 30, 2014. Changes in working capital include a decrease in cash of $16.4 million and increases in accounts receivable of $8.2 million, inventory of $10.2 million and accounts payable of $6.6 million. During the current fiscal year, the Company utilized cash and borrowings to acquire and ready a distribution center in Edgerton, Kansas. The increase in inventory is primarily due to West coast port congestion and to support anticipated increased sales volume in upholstered and case goods product categories. The increase in accounts receivable is due to the increase in sales volume and timing of collections. The increase in accounts payable is due to timing of payments.

During the nine months ended March 31, 2015, cash decreased $16.4 million and the Company borrowed $14.7 million. Capital expenditures were $33.8 million and dividend payments totaled $3.8 million for the current nine month period.

All earnings per share amounts are on a diluted basis.

Outlook

Due to existing strong order backlog and positive order trends the Company expects top line growth will continue during the fourth quarter of fiscal year 2015. Residential growth is expected from existing customers and products, and through expanding our product portfolio and customer base. The Company believes this growth will be led by increased demand for upholstered, ready-to-assemble, and case goods products. The Company anticipates sales of commercial products consistent with the nine month results. The Company is confident in its ability to take advantage of market opportunities.

The Company continues to progress in two multi-year initiatives, designed to enhance customer experience and increase shareholder value. Consistent with the logistics strategy, the Company began operations in April 2015, as planned, at its Edgerton distribution facility investing $30.4 million with approximately an additional $1.5 million to complete interior construction and equip the facility. We continue to develop our business information system requirements and have expensed $0.6 million during the current nine month period. The timing and level of additional investment required for these initiatives will be evaluated as the projects progress. Other operating capital expenditures are estimated to be $1.5 million for the remainder of fiscal 2015. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and increasing profitability. We believe these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and commercial upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other commercial applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

TABLES FOLLOW

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2015	2014

ASSETS

CURRENT ASSETS:
Cash	$5,728	$22,176
Trade receivables, net	46,688	38,536
Inventories	108,112	97,940
Other	8,515	6,758
Total current assets	169,043	165,410

NONCURRENT ASSETS:
Property, plant, and equipment, net	64,096	31,900
Other assets	12,014	12,903

TOTAL	$245,153	$210,213

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$22,465	$15,818
Accrued liabilities	20,493	20,948
Total current liabilities	42,958	36,766

LONG-TERM LIABILITIES:
Notes payable – long-term	14,745	–
Other long-term liabilities	6,215	6,712
Total long-term liabilities	20,960	6,712
Total liabilities	63,918	43,478

SHAREHOLDERS’ EQUITY	181,235	166,735

TOTAL	$245,153	$210,213

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
NET SALES	$122,530	$110,532	$345,581	$327,414
COST OF GOODS SOLD	(92,862)	(85,488)	(263,300)	(252,666)
GROSS MARGIN	29,668	25,044	82,281	74,748
SELLING, GENERAL AND ADMINISTRATIVE	(18,709)	(18,455)	(56,691)	(55,014)
LITIGATION SETTLEMENT REIMBURSEMENTS (COSTS)	250	–	250	(6,250)
OPERATING INCOME	11,209	6,589	25,840	13,484
OTHER INCOME (EXPENSE):
Interest and other income	131	471	837	1,394
Interest expense	(54)	–	(89)	–
Total	77	471	748	1,394
INCOME BEFORE INCOME TAXES.	11,286	7,060	26,588	14,878
INCOME TAX PROVISION	(4,330)	(2,640)	(10,070)	(5,520)
NET INCOME	$6,956	$4,420	$16,518	$9,358
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,436	7,265	7,408	7,198
Diluted	7,702	7,675	7,681	7,546
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.94	$0.61	$2.23	$1.30
Diluted	$0.90	$0.58	$2.15	$1.24

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	March 31,
	2015	2014
OPERATING ACTIVITIES:
Net income	$16,518	$9,358
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	3,362	3,088
Deferred income taxes	119	(57)
Stock-based compensation expense	1,636	709
Change in provision for losses on accounts receivable	(7)	1
Gain on disposition of capital assets	(113)	(22)
Changes in operating assets and liabilities	(15,450)	(1,492)
Net cash provided by operating activities	6,065	11,585

INVESTING ACTIVITIES:
Net purchases of investments	(329)	(328)
Proceeds from sale of capital assets	124	31
Capital expenditures	(33,752)	(3,830)
Net cash used in investing activities	(33,957)	(4,127)

FINANCING ACTIVITIES:
Dividends paid	(3,777)	(3,226)
Proceeds from issuance of common stock	476	2,139
Proceeds from long-term notes payable	14,745	–
Net cash provided by (used in) financing activities	11,444	(1,087)

(Decrease) increase in cash	(16,448)	6,371
Cash at beginning of period	22,176	10,934
Cash at end of period	$5,728	$17,305

SEC REG G NON-GAAP DISCLOSURE (Unaudited)
IMPACT OF INDIANA CIVIL LITIGATION

The Company is providing information regarding adjusted net income and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net income or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net income and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provide investors with useful information on the impact of Indiana civil litigation costs. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and nine months ended March 31, 2015 and 2014:

(in millions, net of income tax)	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net income	$7.0	$4.4	$16.5	$9.3
Defense costs, net of reimbursements	(0.1)	(0.1)	0.2	(0.1)
Settlement costs	(0.2)	–	(0.2)	3.9
Adjusted net income	$6.7	$4.3	$16.5	$13.1

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share (EPS) of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share of common stock to the calculation of adjusted diluted earnings per share of common stock for the three and nine months ended March 31, 2015 and 2014:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Diluted EPS of common stock	$0.90	$0.58	$2.15	$1.24
Defense costs, net of reimbursement	–	(0.02)	0.02	(0.02)
Settlement costs	(0.02)	–	(0.02)	0.52
Adjusted diluted EPS of common stock	$0.88	$0.56	$2.15	$1.74

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer, 563-585-8392